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                                                                   EXHIBIT 11
                                                                   ----------


                          TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                      EARNINGS PER COMMON AND DILUTIVE POTENTIAL COMMON SHARE
                             (In thousands, except per-share amounts.)


                                                                  For Three Months Ended
                                                                ---------------------------
                                                                    Mar 31         Mar 31
                                                                     1998           1997
                                                                  ----------     ----------
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Income from continuing operations..............................   $   11,044     $  102,030
  Add: Interest, net of tax and profit sharing effect,
           on convertible debentures assumed converted.........           --            454
                                                                  ----------     ----------
Adjusted income from continuing operations.....................       11,044        102,484
Income from discontinued operations............................           --         27,315
                                                                  ----------     ----------
Adjusted net income............................................   $   11,044     $  129,799
                                                                  ==========     ==========


Diluted Earnings per Common and Dilutive Potential Common Share:
Weighted average common shares outstanding.....................      390,019        381,396
  Weighted average dilutive potential common shares:
    Stock option and compensation plans........................        9,961          7,992
    Convertible debentures.....................................           --          4,983
                                                                  ----------     ----------
Weighted average common and dilutive potential common shares...      399,980        394,371
                                                                  ==========     ==========

Diluted Earnings per Common Share:
  Income from continuing operations............................   $      .03     $      .26
  Income from discontinued operations..........................           --            .07
                                                                  ----------     ----------
  Net Income...................................................   $      .03     $      .33
                                                                  ==========     ==========


Basic Earnings per Common Share:
Weighted average common shares outstanding.....................      390,019        381,396
                                                                  ==========     ==========

Basic Earnings per Common Share:
  Income from continuing operations............................   $      .03     $      .27
  Income discontinued from operations..........................           --            .07
                                                                  ----------     ----------
  Net income...................................................   $      .03     $      .34
                                                                  ==========     ==========
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